Exhibit 10.49

AMERICAN INTERNATIONAL GROUP, INC.
FINANCIAL RESTATEMENT COMPENSATION RECOUPMENT POLICY

        This American International Group, Inc. Compensation Recoupment Policy (the “Policy”) has been reviewed by the Compensation and Management Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of American International Group, Inc. (“AIG”) and adopted by the Board. This Policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws in accordance with the terms and conditions set forth herein. This Policy is intended to comply with the requirements of Section 10D of the Exchange Act (as defined below) and Section 303A.14 of the NYSE Listed Company Manual.

1.Definitions. For the purposes of this Policy, the following terms shall have the meanings set forth below.

(a)“Covered Compensation” means any Incentive-based Compensation “received” by a Covered Executive during the applicable Recoupment Period; provided that:

(i)such Covered Compensation was received by such Covered Executive (A) after the Effective Date, (B) after he or she commenced service as an Executive Officer and (C) while AIG had a class of securities publicly listed on a United States national securities exchange; and
(ii)such Covered Executive served as an Executive Officer at any time during the performance period applicable to such Incentive-based Compensation.

For purposes of this Policy, Incentive-based     Compensation is “received” by a Covered Executive during the fiscal period in which the Financial Reporting Measure applicable to such Incentive-based Compensation (or portion thereof) is attained, even if the payment, grant or award of such Incentive-based Compensation is made in a different period.

(b)“Covered Executive” means any current or former Executive Officer.

(c)“Effective Date” means the date on which Section 303A.14 of the NYSE Listed Company Manual becomes effective, which is October 2, 2023.

(d)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(e)“Executive Officer” means, with respect to AIG, any corporate officer subject to Section 16 of the Securities Exchange Act of 1934.

(f)“Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing AIG’s financial statements, (ii) stock price measure or (iii) total shareholder return measure (and any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above). For the avoidance of doubt, any such measure does not need to be presented within AIG’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure.

(g)“Financial Restatement” means a restatement of AIG’s financial statements due to AIG’s material noncompliance with any financial reporting requirement under the securities law, including any required accounting restatement, that is required to correct:

(i)an error in previously issued financial statements that is material to the previously issued financial statements; or

(ii)an error that would result in a material misstatement if the error were (A) corrected in the current period or (B) left uncorrected in the current period.

For purposes of this Policy, a Financial Restatement shall not be deemed to occur in the event of a revision of AIG’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of AIG’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; or (5) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

(h)“Incentive-based Compensation” means any compensation (including, for the avoidance of doubt, any cash or equity or equity-based compensation, whether deferred or current) that is granted, earned and/or vested based wholly or in part upon the achievement of a Financial Reporting Measure, whether granted, earned, or vested prior to, or after, the Effective Date. For purposes of this Policy, “Incentive-based Compensation” shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive-based Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement or any notional account that is based on Incentive-based Compensation, as well as any earnings accrued thereon). Incentive-based Compensation does not include base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures or compensation awarded solely at the discretion of the Committee or the Board; provided that in each case such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure performance goal.

(i)“NYSE” means the New York Stock Exchange, or any successor thereof.

(j)“Recoupment Period” means the three fiscal years completed immediately preceding the date of any applicable Recoupment Trigger Date. Notwithstanding the foregoing, the Recoupment Period additionally includes any transition period (that results from a change in AIG’s fiscal year) within or immediately following those three completed fiscal years; provided that a transition period between the last day of AIG’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

(k)“Recoupment Trigger Date” means the earlier of (i) the date that the Board (or a committee thereof or the officer(s) of AIG authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that AIG is required to prepare a Financial Restatement, and (ii) the date on which a court, regulator or other legally authorized body directs AIG to prepare a Financial Restatement.

2.Recoupment of Erroneously Awarded Compensation.

(a)In the event of a Financial Restatement, if the amount of any Covered Compensation received by a Covered Executive (the “Awarded Compensation”) exceeds the amount of such Covered Compensation that would have otherwise been received by such Covered Executive if calculated based on the Financial Restatement (the “Adjusted Compensation”), AIG shall reasonably promptly recover from such Covered Executive an amount equal to the excess of the Awarded Compensation over the Adjusted Compensation, each calculated on a pre-tax basis (such excess amount, the “Erroneously Awarded Compensation”).

(b) If (i) the Financial Reporting Measure applicable to the relevant Covered Compensation is stock price or total shareholder return (or any measure derived wholly or in part from either of such measures) and (ii) the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the amount of Erroneously Awarded Compensation shall be determined (on a pre-tax basis) based on AIG’s reasonable estimate of the effect of the Financial Restatement on AIG’s stock price or total shareholder return (or the derivative measure thereof) upon which such Covered Compensation was received.

(c)For the avoidance of doubt, AIG’s obligation to recover Erroneously Awarded Compensation is not dependent on (i) if or when the restated financial statements are filed or (ii) any fault of any Covered Executive for the accounting errors or other actions leading to a Financial Restatement.

(d)Notwithstanding anything to the contrary in Sections 2(a) through (c) hereof, AIG shall not be required to recover any Erroneously Awarded Compensation if both (x) the conditions set forth in either of the following clauses (i) or (ii) are satisfied and (y) the Committee (or a majority of the independent directors serving on the Board) has determined that recovery of the Erroneously Awarded Compensation would be impracticable:

(i)the direct expense paid to a third party to assist in enforcing the recovery of the Erroneously Awarded Compensation under this Policy would exceed the amount of such Erroneously Awarded Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2, AIG shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to make such recovery and provide that documentation to the NYSE; or

(ii)recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of AIG, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(e)AIG shall not indemnify any Covered Executive, directly or indirectly, for any losses that such Covered Executive may incur in connection with the recovery of Erroneously Awarded Compensation pursuant to this Policy, including through the payment of insurance premiums or gross-up payments.

(f)The Committee shall determine, in its sole discretion, the manner and timing in which any Erroneously Awarded Compensation shall be recovered from a Covered Executive in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Covered Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; (iii) offsetting the Erroneously Awarded Compensation amount from any compensation otherwise owed by AIG or any of its affiliates to the Covered Executive; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law. For the avoidance of doubt, except as set forth in Section 2(d), in no event may AIG accept an amount that is less than the amount of Erroneously Awarded Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of the Code) shall be made in compliance with Section 409A of the Code.

3.Administration. This Policy shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon AIG and the Covered Executives, their beneficiaries, executors, administrators and any other legal representative. The Committee shall have full power and authority to (i) administer and interpret this Policy; (ii) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations. Notwithstanding anything to the contrary contained herein, to the extent permitted by Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, the Board may, in its sole discretion, at any time and from time to time, administer this Policy in the same manner as the Committee.

4.Amendment/Termination. Subject to Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, this Policy may be amended or terminated by the Committee at any time. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of AIG to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that AIG no longer has a class of securities publicly listed on a United States national securities exchange.

5.Interpretation. Notwithstanding anything to the contrary herein, this Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (and any applicable regulations, administrative interpretations or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this Policy shall be interpreted in a manner that satisfies such requirements and this Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.

6.Other Compensation Clawback/Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, rights or requirements with respect to the clawback or recoupment of any compensation that may be available to AIG pursuant to the terms of any other recoupment or clawback policy of AIG (or any of its affiliates) that may be in effect from time to time (including, without limitation, the American International Group, Inc. Clawback Policy), any provisions in any employment agreement, offer letter, equity plan, equity award agreement or similar plan or agreement, and any other legal remedies available to AIG, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa. To the extent that any other recoupment or clawback policy of AIG (or any of its affiliates) is in direct conflict with this Policy, the terms of this Policy shall be primary and once the terms of this Policy are satisfied, other Policies may be applied.

7.Miscellaneous.

(a)Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference. For the avoidance of doubt, this Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective, including, without limitation, compensation received under the American International Group, Inc. 2021 Omnibus Incentive Plan, American International Group, Inc. Long Term Incentive Plan (as in effect from time to time), the American International Group, Inc. Short-Term Incentive Plan (as in effect from time to time) and any successor plan to each of the foregoing.

(b)This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

(c)All issues concerning the construction, validity, enforcement and interpretation of this Policy and all related documents, including, without limitation, any employment agreement, offer letter, equity award agreement or similar agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(d)Subject to the provisions of this Section 7, any dispute, controversy or claim between AIG and a Covered Executive, arising out of or relating to or concerning this Policy, will be finally settled by arbitration. Covered Executives who are subject to an Employment Dispute Resolution Program (“EDR Program”) maintained by AIG or any affiliated company of AIG, will resolve such dispute, controversy or claim in accordance with the operative terms and conditions of such EDR Program, and to the extent applicable, the employment arbitration rules of the American Arbitration Association (“AAA”). Covered Executives who are not subject to an EDR Program shall arbitrate their dispute, controversy or claim in New York City before, and in accordance with the employment arbitration rules of the AAA, without reference to the operative terms and conditions of any EDR Program. Prior to arbitration, all claims maintained by a Covered Executive must first be submitted to the Committee in accordance with claims procedures determined by the Committee. Either AIG or a Covered Executive may seek injunctive relief from the arbitrator. Notwithstanding any other provision in this Policy, AIG or a Covered Executive may apply to a court with jurisdiction over them for temporary, preliminary, or emergency injunctive relief that, under the legal and equitable standards applicable to the granting of such relief, is necessary to preserve the rights of that party pending the arbitrator’s modification of any such injunction or determination of the merits of the dispute, controversy, or claim.

(e)AIG and each Covered Executive hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Policy that is not otherwise arbitrated or resolved according to this Section 7. AIG and each Covered Executive acknowledge that the forum designated by this section has a reasonable relation to this Policy and to such Covered Executive’s relationship with AIG, that the agreement as to forum is independent of the law that may be applied in the action, suit or proceeding and that such forum shall apply even if the forum may under applicable law choose to apply non-forum law.

(f)No member of the Board or employee of AIG exercising such person’s responsibilities under this Policy (each such person, an “Indemnitee”) will have liability to any person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Each Indemnitee (other than, for the avoidance of doubt, in such Indemnitee’s capacity as a Covered Executive) will be indemnified and held harmless by AIG against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and against and from any and all amounts paid by such Indemnitee, with AIG’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee; provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. The foregoing right of indemnification will not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnitee giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under AIG’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

(g)AIG and each Covered Executive waive, to the fullest extent permitted by applicable law, any objection which AIG and such Covered Executive now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 7. AIG and each Covered Executive undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Policy in any forum other than a forum described in Section 7. Notwithstanding the foregoing, nothing herein shall preclude AIG from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this Section 7. AIG and each Covered Executive agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Covered Executive and AIG.

(h)If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
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